Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
info@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL ANNOUNCES MANAGEMENT CHANGES

Pembroke, Bermuda, June 23, 2014 – AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today announced that Jack Gressier, Chief Operating Officer, has provided notice of retirement effective June 30th, 2015, so that he may spend more time with his family.

Effective immediately, Mr. Gressier’s current responsibilities will be distributed among Peter Wilson, Chief Executive Officer of AXIS Insurance; Christopher DiSipio, Chief Executive Officer of AXIS Accident & Health; and Richard Strachan, Chief Operations Officer. Messrs. Wilson and DiSipio will now report directly to Albert Benchimol, President and CEO of AXIS Capital. Mr. Strachan will assume responsibility for both ceded reinsurance and broker relationship management, and he will continue to report to Mr. Benchimol. The Company does not intend to replace Mr. Gressier.

“We sincerely thank Jack for his 12 years of service to the Company,” said Albert Benchimol. “Jack has been a big part of our success as a company from our early years as a startup and through our growth into a leading specialty insurer today. On behalf of AXIS Capital, I express our deep gratitude for Jack’s hard work and dedication, and wish him all the best in the future.”

“For the past 12 years, I have been a part of AXIS’s transformation from a small Bermuda specialty company into a highly respected and strong global insurance and reinsurance company,” said Jack Gressier. “I am very proud to have been a part of that success and a member of a truly outstanding team. My time at AXIS has been incredibly rewarding, but it is now time for me to step back and retire to spend more time with my family.”

Mr. Benchimol concluded, “Looking forward, we have seasoned executives at the helm of AXIS Insurance and AXIS Accident & Health, and both remain well positioned to contribute strongly to the Company’s overall operating and underwriting results. These units and their talented teams of employees have a bright future.”

About AXIS Capital
AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity attributable to AXIS Capital at March 31, 2014 of $5.8 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

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